Exhibit 10.18

FRANKLIN SYNERGY BANK

EMPLOYMENT

AGREEMENT

KEVIN A. HERRINGTON

THIS EMPLOYMENT AGREEMENT (the “Agreement”) is made as of the 29th day of January, 2014, between Franklin Synergy Bank, a Tennessee banking corporation (the “Bank”) and Kevin A. Herrington (“Executive”).

WHEREAS, the Executive is currently serving as the Executive Vice President/Chief Operations Officer of the Bank;

WHEREAS, the Executive and the Bank desire to enter into an Employment Agreement to formalize the terms and conditions of the Executive’s employment with the Bank, which Employment Agreement supersedes all previous Employment Agreements entered into between the Bank and Executive,

NOW, THEREFORE, in consideration of the mutual covenants and undertakings made herein, the Bank and the Executive, each intending to be legally bound, hereby agree as follows:

1. Position. The Executive shall be employed as the Executive Vice President and Chief Operations Officer, and shall perform such duties as may be assigned to the Executive from time to time by the Board of Directors of the Bank or as may be set forth in the bylaws of the Bank (“Bylaws”), as the same may be amended from time to time. The Executive’s employment will be on a full time basis at the Bank’s offices located in Franklin, Tennessee, subject to such travel as may be required from time to time to perform Executive’s duties. The Executive further agrees to devote his full time and attention to the business of the Bank and to perform such duties as may be required of him to the best of his abilities, and will not accept any other employment while employed by the Bank without the prior written consent of the Bank.

2. Term of Employment. Subject to the terms and conditions hereof, the term of this Agreement shall commence on the Effective Date and shall continue for two (2) years. The term of this Agreement will automatically renew each day after the Effective Date for one additional day so that the term of the Agreement shall always be two (2) years unless (i) terminated by the Employer and replaced by a mutually agreed upon arrangement; or (ii) the Board of Directors provides written notice of non-renewal to Executive; or (iii) Executive provides written notice of non-renewal to Bank. Each party shall negotiate in good faith the terms and conditions for any replacement of this Agreement.

3. Compensation. The Bank shall pay to the Executive compensation for his services during the Term of Employment as follows:

(a) The Executive shall be paid a base salary of One Hundred Fifty Six Thousand Nine Hundred Twenty Nine ($156,929.00) Dollars per annum. The Executive’s base salary shall be reviewed at least annually. Such review shall be conducted by the Board of Directors or by the Board Personnel Committee and they may increase, but not decrease salary below the Executive’s original base salary of One Hundred Fifty Six Thousand Nine Hundred Twenty Nine ($156,929.00) Dollars The salary shall be paid in accordance with the payroll policies of the Bank.

(b) The Executive shall be entitled to reimbursement for all proper business expenses incurred by him with respect to the business of the Bank, in the same manner and to the same extent as such expenses are reimbursed to other officers of the Bank.

(c) The Executive shall be eligible to receive discretionary annual cash incentive/bonus payments as authorized by the Board of Directors or the Board Personnel Committee. Executive shall also be entitled to participate in equity compensation plans as may be approved by the shareholders of the Bank in such amounts, and pursuant to such terms, as shall be authorized by the Board of Directors in its discretion.

4. Benefits. The Executive shall be entitled to receive benefits, including vacation time and insurance benefits, in accordance with the benefit policies developed for the Bank and approved by the Board of Directors.

5. Disability or Disabled. If, during the Term of Employment, the Executive (i) is unable to engage in any substantial gainful activity by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months or (ii) is by reason of any medically determinable physical or mental impairment which can be expected to result in death or can be expected to last for a continuous period of not less than 12 months, receiving income replacement benefits for a period of not less than three (3) months under an accident and health plan covering employees of the Bank, the Bank may terminate the employment of the Executive hereunder upon written notice to the Executive. In such event, the Executive shall not be entitled to any further payments or benefits under this Agreement other than payments under any disability policy which the Bank may obtain for the benefit of its officers generally and salary accruing up to the date of termination.

6. Termination for Cause. The Bank may terminate the Executive’s employment for Cause, upon written notice to the Executive which notice shall specify the reason for termination. In the event of termination for Cause, the Executive shall not be entitled to any further payment of benefits under the Agreement other than salary accruing up to the date of termination. For purposes of the Agreement, “Cause” shall mean: (i) the willful or repeated failure by the Executive to perform his duties hereunder or failure to abide by the policies set forth in the Employee Handbook, after at least one warning in writing from the Bank identifying any such failure occurring not less than forty-five (45) days prior to the date notice of termination is given by the Bank pursuant to this section; (ii) the willful misconduct of the Executive in the performance of his duties hereunder; (iii) conviction of a crime (other than a minor traffic violation); (iv) use of alcohol or other drugs which interferes with the performance by the Executive of Executive’s duties; (v) excessive absenteeism, other than for illness, after at least one warning in writing from the Bank; (vi) the unauthorized disclosure or use of any confidential information or proprietary data of the Bank, its parent, its subsidiaries or its affiliates; (vii) the happening of any event or existence of any circumstances which would prevent the Executive from serving as an officer of the Bank under the Tennessee or applicable Federal banking regulations; (viii) Executive’s conduct that brings public discredit on, or injures the reputation of, Bank, in Bank’s reasonable opinion.

7. Termination Without Cause. The Board of Directors may, at its discretion, terminate Executive’s duties and responsibilities as Executive Vice President/Chief Operations Officer. Such action shall require a majority vote of the entire Board of Directors and shall be effective immediately upon delivery to Executive of written notice of this action by the Board of Directors, or at such other time as may be agreed upon by both parties to this Agreement. Except as provided in Section 10 and Section 11 of this Agreement, following such termination of this contract, all rights, obligations and duties of both parties relative to this Agreement shall cease and no benefits shall be payable under this Agreement.

8. Voluntary Resignation. The Executive may resign from his employment with the Bank hereunder at any time during the Term for any reason upon thirty (30) days prior written notice. Except as provided in Section 9, Section 10 and Section 11 of the Agreement, upon resignation the Executive shall not be entitled to any additional compensation for the time after which he ceases to be employed by the Bank, and shall not be entitled to any of the other benefits provided hereunder.

9. Voluntary Resignation with Good Reason. The Executive may resign from his employment with the Bank hereunder with Good Reason. For purposes of this Agreement, a voluntary resignation by the Executive shall be considered a voluntary resignation with Good Reason if the conditions stated in both clauses (x) and (y) are satisfied –

(x) a voluntary resignation by the Executive shall be considered a voluntary resignation with Good Reason if any of the following occur without the Executive’s advance written consent, and the term Good Reason shall mean the occurrence of any of the following without the Executive’s advance written consent –

1)	a material diminution of the Executive’s base salary,

2)	a material diminution of the Executive’s authority, duties, or responsibilities,

3)	a material diminution in the authority, duties, or responsibilities of the supervisor to whom the Executive is required to report, including a requirement that the Executive report to a corporate officer or employee instead of reporting directly to the board of directors,

4)	a material change in the geographic location at which the Executive must perform services, or

5)	any other action or inaction that constitutes a material breach by the Bank of this Agreement.

(y) the Executive must give notice to the Bank of the existence of one or more of the conditions described in clause (x) within 90 days after the initial existence of the condition, and the Bank shall have 30 days thereafter to remedy the condition. In addition, the Executive’s voluntary resignation because of the existence of one or more of the conditions described in clause (x) must occur within eighteen (18) months after the initial existence of the condition.

10. Payment upon Termination Without Cause or Voluntary Resignation with Good Reason. In the event of a Termination Without Cause as defined above in Section 7 or a Voluntary Resignation for Good Reason as defined above in Section 9, Executive shall be entitled to receive payments equal to two (2) times his then current base salary plus two (2) times his three (3) year average cash incentive payments. Payments made under this Section 10 shall be made monthly in accordance with the Bank’s normal payroll schedule. In addition, all unvested Stock Option Grants, Restricted Stock Awards or other equity granted to the Executive shall become fully vested as of the date of termination regardless of the vesting schedule associated with such equity grants.

11. Change in Control.

(a) Upon the occurrence of a “Change in Control” (as herein defined), followed at any time during the term of this Agreement by the involuntary termination of Executive’s employment, other than for “Cause” as defined in Section 6 hereof, or, as permitted below, upon Executive’s voluntary termination of employment within twelve (12) months prior to a Change in Control or twenty four (24) months following a Change in Control, Executive shall become entitled to receive the payments provided for under paragraph 11(c) below. Upon the occurrence of a Change in Control, Executive shall have the right to elect to voluntarily terminate his employment within twelve (12) months prior to a Change in Control or twenty four (24) months following a Change in Control, following any demotion, loss of title, office or significant authority, reduction in annual compensation or benefits, or relocation of his principal place of employment by more than thirty (30) miles from its location immediately prior to the Change in Control.

(b) A “Change in Control” shall mean:

(i)	A reorganization, merger, consolidation or sale of all or substantially all of the assets of the Bank, or any similar transaction, in any case in which the shareholders of the Bank’s parent company (Franklin Financial Network, Inc.) prior to such transaction hold less than a majority of the voting power of the resulting entity; or

(ii)

Individuals who constitute the Incumbent Board (as herein defined) of the Bank cease for any reason to constitute a majority thereof. For these purposes, “Incumbent Board” means the Board of Directors of the Bank on the date hereof, provided that any person becoming a director subsequent to the date hereof whose election was approved by a voting of a majority of the directors comprising the Incumbent Board, or whose nomination for election by members or shareholders was approved by the same nominating committee serving under an Incumbent Board, shall be considered as though he were a member of the Incumbent Board.

(c)	In the event the conditions of paragraph 9(a) above are satisfied, Executive shall be entitled to receive payments equal to two (2) times his then current base salary plus two (2) times his three (3) year average cash incentive payments. However, in no event shall any payments provided for hereunder constitute an “excess parachute payment” under Section 280G of the Internal Revenue Code of 1986, as amended or any successor thereto. In order to avoid such a result, the benefits provided for hereunder will be reduced, if necessary, to an amount which is One ($1.00) Dollar less than an amount equal to three (3) times Executive’s “base amount” as determined in accordance with such Section 280G. In addition to the foregoing, Executive shall be entitled to receive from the Bank, or its successor, hospital, health, medical and life insurance on the terms and at the cost to Executive as Executive was receiving such benefits upon the date of his termination. The Bank’s obligation to continue such insurance benefits will be for a period of two (2) years. Payments made under this Section 10 shall be made monthly in accordance with the Bank’s normal payroll schedule.

(d)	In addition, all unvested Stock Option Grants, Restricted Stock Awards or other equity granted to the Executive shall become fully vested as of the date of termination regardless of the vesting schedule associated with such equity grants.

12. Retirement. Upon the Executive’s retirement, all unvested Stock Option Grants, Restricted Stock Awards or other equity granted to the Executive shall become fully vested as of the date of termination regardless of the vesting schedule associated with such equity grants.

13. Waiver of Breach. The waiver by any party hereto of a breach of any provision of this Agreement shall not operate nor be construed as a waiver of any subsequent breach, nor shall any waiver of any provision of this Agreement in any instance shall be deemed to be a waiver of any other provision in any other instance.

14. Representation by Counsel. The Executive represents and warrants to the Bank that he has been advised to retain legal counsel in connection with the preparation, negotiation and execution of the Agreement.

15. Governing Law, Venue, and Waiver of Right to Jury Trial. This Agreement shall be governed by and construed and enforced in accordance with the laws of the State of Tennessee, except to the extent preempted by the laws of the United States of America. The Executive and the Bank agree that the exclusive venue for resolution of any disputes regarding or arising out of this Agreement or the Executive’s employment with the Bank shall be the state and federal courts located in Williamson County, Tennessee. The Executive and the Bank further agree to waive any right to a jury trial with respect to any disputes regarding or arising out of this Agreement or the Executive’s employment with the Bank. The Executive and the Bank each acknowledge and agree that this selection of venue and waiver of the right to a jury trial is knowingly, freely, and voluntarily given, is made after opportunity to consult with counsel of their choosing about this Agreement and its provisions, and is in the best interests of each party hereto.

16. Entire Agreement; Amendment. This Agreement sets forth the entire understanding of the parties hereto with respect to its subject matter and supersedes all prior agreements, negotiations and understandings, written or oral, with respect to matters covered hereby. The amendments or termination of this Agreement may be made only in a writing executed by the Bank and the Executives, and no amendment or termination of this Agreement shall be effective unless and until made in such a writing.

17. Assignment. This Agreement is personal to the Executive and the Executive may not assign any of his rights or duties hereunder, but this Agreement shall be enforceable by the Executive’s legal representatives, executors or administrators. By an assumption agreement in form and substance satisfactory to the Executive, the Bank shall require any successor (whether direct or indirect, by purchase, merger, consolidation, or otherwise) to all or substantially all of the business or assets of the Bank to expressly assume and agree to perform this Agreement in the same manner and to the same extent that the Bank would be required to perform this Agreement had no succession occurred.

18. Severability. The invalidity or unenforceability of any provision of this Agreement shall not affect the validity or enforceability of any other provision of this Agreement, which shall remain in full force and effect.

19. Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, and together shall constitute one and the same instrument.

IN WITNESS WHEREOF, the Bank has caused this Agreement to be signed by its duly authorized officer, and the Executive has executed this Agreement, as of the day and year first written above.

EXECUTIVE:	FRANKLIN SYNERGY BANK

/s/ Kevin A. Herrington	By:	/s/ Richard E. Herrington
KEVIN A. HERRINGTON	RICHARD E. HERRINGTON Its: CHIEF EXECUTIVE OFFICER